Exhibit 10.6
MEMORANDUM OF UNDERSTANDING
The parties hereto Ronald Sharp and Global Warming Technologies, LLC (GWT) have agreed as follows:
1	GWT is a limited liability company GWT shall acquire all assets of TecTransfer, Inc. (TTI) a Nevada Corporation which is wholly owned by Ronald Sharp, The assets include a certain United States Patent number .£ Li_£ Z-Sl • [a] proof of concept prototype engine assembly and related parts, engineering drawings for the said engine, all trade secrets involving the engine design, any patentable aspects of the engine design or other products that may be developed from the engine design process, the plastic demonstration model of the engine, animated and live video of the engine, Power point presentations, and any and all other corporate assets. These shall be made available to GWT fob Dexter, Michigan immediately upon the transfer of the consideration for the sale.

2	Any future patents applied for by GWT or its owners and agents resulting from or related to thy technology purchased will be in the name of or assigned to GWT Any licenses or sales of the technology or its products will be in the name of or assigned to GWT. The intent being that The equity share of GWT transferred to Ronald Sharp will participate in aJ) aspects of the businesses GWT is now involved in or becomes involved in the future

3	In exchange for the said purchase, GWT shall pay the sum of $75,000 US in cash (or by wire transfer) to Ronald Sharp and transfer to him or his order an equity interest in GWT amounting to two and one-half percent of the ownership of the LLC- This share shall proportionally participate in alt profits of GWT and have the same right*; as alt other member interests including the right to be kept advised as the activities and financial transactions of GWT

4	Ronald Sharp shall not be responsible for any costs other than as specifically set out herein Any transfer fees or tiling fees required by any government agency shall be the responsibility of GWT Ronald Sharp will cooperate in executing any documents needed to effectuate the transfer of the patent and will gather together on pallets all the materials for GWT for their pickup. If the transfer of technology is to a foreign entity GWT

PAGE 02
assumes all responsibility for securing any needed approvals from the US Department of Commerce.

5	Ronald Sharp will provide documentation as to the ownership by TTI of the patent and will sign an affidavit that there are no outstanding liens, debts, lawsuits, employee benefits, known or threatened causes of action, or existing or past contracts relating to TTI.

TecTransfer, Inc
By:	/s/ Ronald Sharp
Ronald Sharp, President

Dated D7J0.J007	Global Warming Technologies, LLC
/s/ Vladimir Vasi
Name Vladimir Vasi
Title CEO